UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 12, 2016

VECTRUS, INC.
(Exact name of Registrant as specified in its charter)

Indiana	0001-36341	38-3924636
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

655 Space Center Drive
Colorado Springs, CO 80915
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (719) 591-3600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignation of Certain Officer Position

Matthew M. Klein, the Senior Vice President, Chief Financial Officer and Principal Accounting Officer of Vectrus, Inc. (the “Company”), resigned from his position as Principal Accounting Officer, effective as of August 15, 2016, upon mutual agreement with the Company in connection with the appointment of a new Chief Accounting Officer. Mr. Klein’s resignation from that position did not involve any disagreement with the Company’s management or its external auditor. Mr. Klein will continue to serve as the Company’s Senior Vice President and Chief Financial Officer.

(c) Appointment of Certain Officer

On August 12, 2016, the Board of Directors of the Company appointed William B. Noon Corporate Vice President and Chief Accounting Officer of the Company, effective August 15, 2016.

Mr. Noon, age 52, has more than 25 years of financial and accounting experience. Since April 2016 until joining the Company, he provided consulting services to the Company as a sole practitioner on financial reporting activities. Prior to joining the Company, since 2013, Mr. Noon was a partner at TATUM, a Randstad company specializing in interim, project and search services at senior levels in accounting, finance and information technology. In addition to assisting other global companies having up to $4 billion in revenues with their SEC financial reporting activities while at TATUM, Mr. Noon provided consulting services to the Company on behalf of TATUM from time to time from 2014 until May 2015 on its financial reporting activities in connection with its spin-off from Exelis Inc. in 2014 and subsequent financial statements. From 2009 to 2013, Mr. Noon held various leadership positions at Mattersight Corporation, an enterprise analytics company, including most recently Vice President of Finance from 2012 to 2013 and Vice President and Chief Financial Officer from 2009 to 2012. Mr. Noon received his Bachelor of Science in Accountancy from the University of Central Oklahoma and is a Certified Public Accountant.

There is no arrangement or understanding between Mr. Noon and any other person pursuant to which Mr. Noon was selected as the Company’s Corporate Vice President and Chief Accounting Officer. Mr. Noon has no family relationships with any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company. Mr. Noon is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Pursuant to an offer letter with the Company, the terms of which were approved by the Company’s Compensation and Personnel Committee (the “Committee”) of the Board of Directors, the material terms of Mr. Noon’s compensation include the following elements: (i) an annual base salary of $220,000, (ii) eligibility for a discretionary annual incentive award with a target amount of 35% of base salary under the Company’s Annual Incentive Plan and (iii) reimbursement for relocation according to Company practice, to include reasonable costs associated with Mr. Noon’s relocation. Relocation benefits will include (i) one-time expenses associated with temporary living accommodations, (ii) a short term travel allowance for intermittent trips to and from his point of recruitment, (iii) a house hunting trip, (iv) moving expenses, (v) reasonable and customary closing costs associated with the sale and/or purchase of a home, and (vi) a settling in allowance intended to defray incidental startup costs. Consistent with Company practice, to the extent allowable under IRS regulations, the relocation benefits will be tax protected. Beginning in 2017, Mr. Noon will be eligible for participation in the Company’s long-term incentive award program, subject to the Committee’s approval. He will also be eligible to participate in the Company’s compensation and benefit plans, policies and arrangements that are applicable to other executives.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 12, 2016	VECTRUS, INC.
	By:	/s/ Kathryn S. Lamping
	Its:	Assistant Secretary